EXHIBIT (j)

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Post-Effective Amendment No. 148 to Registration Statement No. 02-90946 of Eaton Vance Mutual Funds Trust, of our report dated November 16, 2009, relating to the financial statements of Build America Bond Portfolio, appearing in the Statement of Additional Information (SAI), which is a part of such registration statement and to the reference to us under the heading “Independent Registered Public Accounting Firm” in such SAI.

DELOITTE & TOUCHE LLP Boston, Massachusetts November 16, 2009